Exhibit 99.1

Saratoga Investment Corp. Announces Fiscal Second Quarter 2026 Financial Results

Reports 3.6% Increase in NAV and 0.4% Increase in NAV Per Share from Previous Quarter

Quarterly ROE of 13.8% Generates LTM ROE of 9.1% and Beats the BDC Industry Average of 7.3%

Zollege Investment Returned to Accrual Status; Only One Investment Remains on Non-Accrual, Representing 0.2% of Portfolio at Fair Value and 0.3% at Cost

NEW YORK, Oct. 07, 2025 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE: SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its fiscal second quarter 2026 ended August 31, 2025.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of
($ in thousands, except per share)	August 31, 2025	May 31, 2025	August 31, 2024
Assets Under Management (AUM)	995,295	968,318	1,040,711
Net Asset Value (NAV)	410,500	396,369	372,054
NAV per share	25.61	25.52	27.07
Total Investment Income	30,626	32,319	43,003
Net Investment Income (NII) per share	0.58	0.66	1.33
Adjusted NII per share	0.58	0.66	1.33
Earnings per share	0.84	0.91	0.97
Dividends per share (declared)	0.75	0.75	0.74
Return on Equity – last twelve months	9.1%	9.3%	5.8%
– annualized quarter	13.8%	14.1%	14.4%
Originations	52,222	50,086	2,584
Repayments	29,824	64,330	60,140

Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment, commented, “This quarter’s highlights include continued NAV and NAV per share growth from the previous quarter and year, a strong return on equity beating the industry, net originations of $22.4 million, and importantly, continued solid performance from the core BDC portfolio in a volatile macro environment, including the return of our Zollege investment to accrual status reducing our non-accrual investments to just one, representing only 0.2% of portfolio fair value.”

“Continuing our strong dividend distribution history, we announced a base dividend of $0.25 per share per month, or $0.75 per share in aggregate for the third quarter of fiscal 2026. Our annualized second quarter dividend of $0.75 per share represents a 12.3% yield based on the stock price of $24.41 as of October 6, 2025, offering strong current income from an investment value standpoint. Our Q2 adjusted NII of $0.58 per share continues to reflect the impact of the past twelve-month trend of decreasing levels of short-term interest rates and spreads on Saratoga Investment’s largely floating rate assets, and the continued impact of the recent repayments. This has resulted in $200.8 million of cash, as of August 31, 2025, available to be deployed accretively in investments or repay existing debt.”

“During the quarter, we continued to see very competitive market dynamics. Despite these macro factors, our portfolio again saw multiple debt repayments in Q2, in addition to solid new originations. We originated $52.2 million in three follow-ons, as well as closing on new investments in multiple BB and BBB structured credit securities. Our strong reputation and differentiated market positioning, combined with our ongoing development of sponsor relationships, continues to create attractive investment opportunities from high quality sponsors, which is continuing post quarter-end with three new portfolio company investments either closed or in closing in Q3 so far, which further improves our run rate earnings. We continue to remain prudent and discerning in terms of new commitments in the current volatile environment”

“Saratoga’s overall performance is reflected in our key performance indicators this past quarter, including: (i) Q2 ROE of 13.8% generating LTM ROE of 9.1%, beating the BDC industry average of 7.3%, (ii) deleveraging from 159.6% regulatory leverage last year to 166.6% this year, due in part to the NAV increase of $38.4 million during the last twelve months ($372.1 million to $410.5 million), (iii) an increase in NAV per share of $0.09 per share from $25.52 per share the previous quarter to $25.61 per share, (iv) an increase in AUM of $27.0 million, or 2.8%, to $995.3 million from the previous quarter, (v) adjusted NII of $0.58 per share versus $0.66 per share last quarter, (vi) EPS of $0.84 per share versus $0.91 per share last quarter, and (vii) dividends of $0.75 per share, up $0.01 per share from $0.74 per share last year.

“At the foundation of our strong operating performance is the high-quality nature, resilience and balance of our $995.3 million portfolio in the current environment. Where we have encountered significant challenges in four of our portfolio companies over the past two years, we have completed decisive actions and resolved all four of these situations through two sales and two restructurings. And one of the restructurings, Zollege, is seeing improved financial performance and has been returned to accrual status this quarter. Our current core non-CLO portfolio was marked up by $3.9 million this quarter, and the CLO and JV markdown of $0.3 million was largely offset by $0.2 million of net appreciation in our new BB investments and further net realized gains of $0.1 million from an escrow payment on our Modern Campus investment. This all resulted in the fair value of the portfolio increasing by $3.8 million during the quarter. As of quarter-end, our total portfolio fair value was 1.7% below cost, while our core non-CLO portfolio was 2.1% above cost. The overall financial performance and solid earnings power of our current portfolio reflects strong underwriting in our growing portfolio companies and sponsors in well-selected industry segments.”

“During the quarter, our net interest margin decreased from $15.1 million last quarter to $13.1 million, driven by a $2.1 million decrease in non-CLO interest income. This decrease was due to (i) average assets decreasing approximately $11.0 million, or 1.1%, to $954.0 million, (ii) the timing of originations and repayments closings during the current and previous quarter, with repayments more fully reflected in earnings and the full impact of new originations still having to flow through, and (iii) the absolute yields on the non-CLO portfolio decreasing from 11.5% to 11.3% as a result of SOFR rates resetting from earlier reductions combined with the impact of lower yielding new originations during the quarter. In addition, the full-period impact of the 0.2 million shares issued through the ATM program in Q1, and the partial impact of the additional 0.4 million shares issued in Q2, resulted in a $0.02 per share dilution to NII per share.”

“Though our quarter-end cash position decreased from $224.3 million last quarter to $200.8 million in the current quarter, we have maintained a strong level of cash availability in a very volatile macro environment. This level of cash improves our current regulatory leverage of 166.6% to 186.5%, netting available cash against outstanding debt.”

“Our overall credit quality for this quarter remained steady at 99.7% of credits rated in our highest category. There is just one investment remaining on non-accrual status, Pepper Palace, which has been successfully restructured, representing only 0.2% and 0.3% of fair value and cost, respectively. With 84.3% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio and company leverage is well structured for future economic conditions and uncertainty.”

Mr. Oberbeck concluded, “While geopolitical tensions and macroeconomic uncertainty remain ongoing factors, we are encouraged by the resilience of our portfolio and the continued strength of our pipeline. Backed by our experienced management team, disciplined underwriting, and solid balance sheet, we are well positioned to further expand the size and quality of our portfolio, drive consistent investment performance, and deliver attractive risk-adjusted returns for our shareholders over the long term.”

Discussion of Financial Results for the Quarter ended August 31, 2025:

●	AUM as of August 31, 2025 was $995.3 million, a decrease of 4.4% from $1.041 billion as of August 31, 2024, and an increase of 2.8% from $968.3 million as of last quarter.

●	Total investment income for the three months ended August 31, 2025 was $30.6 million, a decrease of $12.4 million, or 28.8%, from $43.0 million for the quarter ended August 31, 2024, and a decrease of $1.7 million, or 5.2%, as compared to $32.3 million for the quarter ended May 31, 2025. This quarter’s investment income decreases as compared to last year were due to (i) non-recurrence of $7.9 million interest income related to the Knowland investment recognized last year that was previously on non-accrual, (ii) this past year’s interest base rate decreases, and (iii) lower recent AUM levels, reflecting outsized repayments in the last twelve months. This quarter’s sequential decrease is driven by the full period impact of Q1 repayments not offset by the partial impact of Q2 originations. Investment income reflects a weighted average interest rate on the core BDC portfolio of 11.3%, slightly down from 11.5% as of May 31, 2025 and down from 12.6% as of August 31, 2024, with the yield reduction primarily reflecting SOFR base rate decreases over the past year.

●	Total expenses for the quarter ended August 31, 2025, excluding interest and debt financing expenses, base management fees and incentive fees, and income and excise taxes, increased $0.3 million to $2.5 million as compared to $2.2 million for the quarter ended August 31, 2024, and decreased $0.3 million as compared to $2.8 million for the quarter ended May 31, 2025. This represented 0.8% of average total assets on an annualized basis, unchanged from 0.8% last quarter and up from 0.7% last year.

●	Adjusted NII for the quarter ended August 31, 2025, was $9.1 million, a decrease of $9.1 million, or 50.1%, from $18.2 million in the quarter ended August 31, 2024, and a decrease of $1.0 million, or 10.5% from $10.1 million in the quarter ended May 31, 2025. Both decreases were due to lower AUM and base interest rates, with the year-over-year decrease primarily due to the non-recurrence of the Knowland investment interest income, all as previously noted.

●	NII Yield as a percentage of average net asset value was 9.0% for the quarter ended August 31, 2025. Adjusted for the incentive fee accrual related to net capital gains, the NII Yield was also 9.0%. In comparison, adjusted NII Yield was 19.7% for the quarter ended August 31, 2024, and 10.3% for the quarter ended May 31, 2025.

●	NAV was $410.5 million as of August 31, 2025, an increase of $38.4 million from $372.1 million as of August 31, 2024, and an increase of $14.1 million from $396.4 million as of May 31, 2025.

●	NAV per share was $25.61 as of August 31, 2025, compared to $27.07 as of August 31, 2024, and $25.52 as of May 31, 2025.

●	Return on equity (“ROE”) for the last twelve months ended August 31, 2025 was 9.1%, up from 5.8% for the comparable period last year, and down slightly from 9.3% for the twelve months ended May 31, 2025. ROE on an annualized basis for the quarter ended August 31, 2025, was 13.8%, down from 14.4% for the comparable period last year, and 14.1% for the previous period ended May 31, 2025.

●	The weighted average common shares outstanding for the quarter ended August 31, 2025 was 15.8 million, increasing from 15.3 million and 13.7 million for the quarters ended May 31, 2025 and August 31, 2024, respectively.

Portfolio and Investment Activity for the Quarter Ended August 31, 2025

●	Fair value of Saratoga Investment’s portfolio was $995.3 million, excluding $200.8 million in cash and cash equivalents, principally invested in 44 portfolio companies, one collateralized loan obligation fund (the “CLO”), one joint venture fund (the “JV”), and twenty BB and BBB CLO debt investments.

●	Cost of investments made during the quarter ended August 31, 2025 were $52.2 million, including three follow-on investments.

●	Principal repayments during the quarter ended August 31, 2025 were $29.8 million, including two full repayments of existing investments and four partial repayments of existing investments, plus debt amortization.

o	For the quarter ended August 31, 2025, the fair value of the portfolio increased by $3.8 million of net realized gains and unrealized appreciation, consisting of (1) $3.9 million net appreciation in our core non-CLO portfolio, including Pepper Palace and Zollege, (ii) net depreciation in the CLO and JV of $0.3 million, (iii) $0.2 million of net appreciation in our new BB CLO portfolio, (iv) and further net realized gains of $0.05 million on an escrow payment received on our Modern Campus investment.

o	Since taking over management of the BDC in 2010, the Company has generated $1.29 billion of repayments and sales of investments originated by Saratoga Investment, generating a gross unlevered IRR of 14.9%. Total investments originated by Saratoga are $2.34 billion in 122 portfolio companies.

●	The overall portfolio composition consisted of 84.3% of first lien term loans, 0.7% of second lien term loans, 1.7% of unsecured term loans, 5.4% of structured finance securities, and 7.9% of common equity.

●	The weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 10.4%, which was comprised of a weighted average current yield of 11.0% on first lien term loans, 16.9% on second lien term loans, 10.5% on unsecured term loans, 12.2% on structured finance securities and 0.0% on equity interests.

Portfolio Update:

●	Subsequent to quarter-end, Saratoga Investment has closed or currently has in closing approximately $52.3 million of new originations in three new portfolio companies and two follow-ons, including delayed draws, and had two repayments of $12.8 million, for a net anticipated increase in investments of approximately $39.5 million.

Liquidity and Capital Resources

Outstanding Borrowings:

●	As of August 31, 2025, Saratoga Investment had a combined $70.0 million in outstanding combined borrowings under its $65.0 million senior secured revolving credit facility with Encina and its $75.0 million senior secured revolving credit facility with Live Oak.

●	At the same time, Saratoga Investment had $131.0 million of SBA debentures in its SBIC II license outstanding, $39.0 million of SBA debentures in its SBIC III license outstanding, $269.4 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, three unlisted issuances of $27.0 million in total, and an aggregate of $200.8 million in cash and cash equivalents.

Undrawn Borrowing Capacity:

●	With $70.0 million available under the two credit facilities and $200.8 million of cash and cash equivalents as of August 31, 2025, Saratoga Investment has a total of $270.8 million of undrawn credit facility borrowing capacity and cash and cash equivalents to be used for new investments or to support existing portfolio companies in the BDC and the SBIC.

●	In addition, Saratoga Investment has $136.0 million in undrawn SBA debentures available from its existing SBIC III license.

●	Availability under the Encina and Live Oak credit facilities can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC II and the BDC will not qualify for SBIC III funding. Overall outstanding SBIC debentures are limited to $350.0 million across all active SBIC licenses.

●	Total Saratoga Investment undrawn borrowing capacity is therefore $406.8 million.

●	As of August 31, 2025, Saratoga Investment had $47.0 million of committed undrawn lending commitments and $49.2 million of discretionary funding commitments.

Additionally:

●	Saratoga Investment has an active equity distribution agreement with Ladenburg Thalmann & Co. Inc., Raymond James and Associates, Inc, Lucid Capital Markets, LLC and Compass Point Research and Trading, LLC, through which the Company may offer for sale, from time to time, up to $300.0 million of common stock through an ATM offering.

o	As of August 31, 2025, Saratoga Investment has sold 8,532,953 shares for gross proceeds of $225.7 million at an average price of $26.37 for aggregate net proceeds of $224.0 million (net of transaction costs).

o	During the three months ended August 31, 2025, Saratoga Investment sold a total of 443,406 shares for gross proceeds of $11.4 million at an average price of $25.86 for aggregate net proceeds of $11.4 million (net of transaction costs). During the six months ended August 31, 2025, Saratoga Investment sold 688,237 shares for gross proceeds of $17.8 million at an average price of $25.86 for aggregate net proceeds of $17.8 million (net of transaction costs).

Dividend

On September 11, 2025, Saratoga Investment announced that its Board of Directors declared a base quarterly dividend of $0.75 per share in aggregate for the third quarter of fiscal 2026, declaring the following three monthly $0.25 per share dividends for the quarter ended November 30, 2025:

Month	Amount Per Share	Record Date	Payment Date
September 2025	$0.25	October 7, 2025	October 23, 2025
October 2025	$0.25	November 4, 2025	November 20, 2025
November 2025	$0.25	December 2, 2025	December 18, 2025

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP. Shares issued under the Company’s DRIP is issued at a 5% discount to the average market price per share at the close of trading on the ten trading days immediately preceding (and including) the payment date.

The following table highlights Saratoga Investment’s dividend history over the past fifteen quarters:

Period (Fiscal Year ends Feb)	Base Dividend Per Share	Special Dividend Per Share	Total Dividend Per Share
Fiscal Q3 2026 (November 2025)	$0.25	-	$0.25
Fiscal Q3 2026 (October 2025)	$0.25	-	$0.25
Fiscal Q3 2026 (September 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (August 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (July 2025)	$0.25	-	$0.25
Fiscal Q2 2026 (June 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (May 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (April 2025)	$0.25	-	$0.25
Fiscal Q1 2026 (March 2025)	$0.25	-	$0.25
Full Year Fiscal 2026	$2.25	-	$2.25
Fiscal Q4 2025	$0.74	-	$0.74
Fiscal Q3 2025	$0.74	$0.35	$1.09
Fiscal Q2 2025	$0.74	-	$0.74
Fiscal Q1 2025	$0.74	-	$0.74
Full Year Fiscal 2025	$2.96	$0.35	$3.31
Fiscal Q4 2024	$0.73	-	$0.73
Fiscal Q3 2024	$0.72	-	$0.72
Fiscal Q2 2024	$0.71	-	$0.71
Fiscal Q1 2024	$0.70	-	$0.70
Full Year Fiscal 2024	$2.86	-	$2.86
Fiscal Q4 2023	$0.69	-	$0.69
Fiscal Q3 2023	$0.68	-	$0.68
Fiscal Q2 2023	$0.54	-	$0.54
Fiscal Q1 2023	$0.53	-	$0.53
Full Year Fiscal 2023	$2.44	-	$2.44

Share Repurchase Plan

As of August 31, 2025, the Company purchased 1,035,203 shares of common stock, at the average price of $22.05 for approximately $22.8 million pursuant to its existing Share Repurchase Plan. During the three and six months ended August 31, 2025, the Company did not purchase any shares of common stock pursuant to its Share Repurchase Plan.

Previously, in fiscal year 2015, the Company announced the approval of an open market share repurchase plan (the “Share Repurchase Plan”) that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. Since then, the Share Repurchase Plan has been extended annually, and the Company has periodically increased the amount of shares of common stock that may be purchased under the Share Repurchase Plan, most recently to 1.7 million shares of common stock. On January 7, 2025, its Board of Directors extended the Share Repurchase Plan for another year to January 15, 2026.

Fiscal Second Quarter 2026 Conference Call/Webcast Information

When:	October 8, 2025 10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q2 2026 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website (Saratoga events and presentations). A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call:	To access the call by phone, please go to this link (Registration Link) and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns two active SBIC-licensed subsidiaries, having surrendered its first license after repaying all debentures for that fund following the end of its investment period and subsequent wind-down. Furthermore, it manages a $650 million collateralized loan obligation (“CLO”) fund that is in wind-down and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward-Looking Statements

This press release contains historical information and forward-looking statements with respect to the business and investments of the Company, including, but not limited to, the statements about future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to: changes in the markets in which we invest; changes in the financial, capital, and lending markets; an economic downturn or a recession and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of interest rate volatility on our business and our portfolio companies; the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and the global economy; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests, as well as those described from time to time in our filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made. The Company undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2025 and subsequent filings, including the “Risk Factors” sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements.

Contacts:

Saratoga Investment Corporation
535 Madison Avenue, 4th Floor
New York, NY 10022

Henri Steenkamp
Chief Financial Officer
Saratoga Investment Corp.
212-906-7800

Lena Cati
The Equity Group Inc.
212-836-9611

Val Ferraro
The Equity Group Inc.
212-836-9633

Financials

Saratoga Investment Corp.
Consolidated Statements of Assets and Liabilities

	August 31, 2025	February 28, 2025
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $886,285,227 and $886,071,934, respectively)	$898,724,347	$897,660,110
Affiliate investments (amortized cost of $50,318,387 and $38,203,811, respectively)	52,755,641	40,547,432
Control investments (amortized cost of $76,035,288 and $75,817,587, respectively)	43,815,022	39,870,208
Total investments at fair value (amortized cost of $1,012,638,902 and $1,000,093,332, respectively)	995,295,010	978,077,750
Cash and cash equivalents	105,660,178	148,218,491
Cash and cash equivalents, reserve accounts	95,144,529	56,505,433
Interest receivable (net of reserve of $244,970 and $210,319, respectively)	8,617,063	7,477,468
Management fee receivable	278,769	314,193
Other assets	1,215,885	950,522
Total assets	$1,206,211,434	$1,191,543,857

LIABILITIES
Revolving credit facilities	$70,000,000	$52,500,000
Deferred debt financing costs, revolving credit facilities	(833,266)	(1,254,516)
SBA debentures payable	170,000,000	170,000,000
Deferred debt financing costs, SBA debentures payable	(3,621,941)	(4,041,026)
8.75% Notes Payable 2025	-	20,000,000
Discount on 8.75% notes payable 2025	-	(9,055)
Deferred debt financing costs, 8.75% notes payable 2025	-	(374)
7.00% Notes Payable 2025	12,000,000	12,000,000
Discount on 7.00% notes payable 2025	(2,622)	(68,589)
Deferred debt financing costs, 7.00% notes payable 2025	(348)	(8,345)
7.75% Notes Payable 2025	-	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	-	(19,685)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	164,326	287,848
Deferred debt financing costs, 4.375% notes payable 2026	(440,876)	(865,593)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(147,988)	(213,424)
Deferred debt financing costs, 4.35% notes payable 2027	(515,174)	(688,786)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(166,199)	(202,144)
6.00% Notes Payable 2027	105,500,000	105,500,000
Discount on 6.00% notes payable 2027	(68,143)	(87,295)
Deferred debt financing costs, 6.00% notes payable 2027	(1,171,054)	(1,524,089)
8.00% Notes Payable 2027	46,000,000	46,000,000
Deferred debt financing costs, 8.00% notes payable 2027	(752,573)	(927,484)
8.125% Notes Payable 2027	60,375,000	60,375,000
Deferred debt financing costs, 8.125% notes payable 2027	(950,880)	(1,156,234)
8.50% Notes Payable 2028	57,500,000	57,500,000
Deferred debt financing costs, 8.50% notes payable 2028	(1,068,010)	(1,273,134)
Base management and incentive fees payable	6,645,499	6,230,944
Deferred tax liability	4,559,105	4,889,329
Payable from open trades	2,000,000	-
Accounts payable and accrued expenses	1,915,770	1,676,335
Interest and debt fees payable	3,160,274	3,909,517
Due to Manager	630,966	349,189
Total liabilities	795,711,866	798,878,389
Commitments and contingencies (See Note 9)

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 16,027,312 and 15,183,078 common shares issued and outstanding, respectively	16,027	15,183
Capital in excess of par value	434,306,847	412,913,597
Total distributable deficit	(23,823,306)	(20,263,312)
Total net assets	410,499,568	392,665,468
Total liabilities and net assets	$1,206,211,434	$1,191,543,857
NET ASSET VALUE PER SHARE	$25.61	$25.86

Asset Coverage Ratio	166.6%	162.9%

Saratoga Investment Corp.
Consolidated Statements of Operations
(unaudited)

	For the three months ended
	August 31, 2025	August 31, 2024
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$23,697,449	$35,721,214
Affiliate investments	684,587	491,015
Control investments	1,191,555	1,247,256
Payment in kind interest income:
Non-control/Non-affiliate investments	121,084	1,654,044
Affiliate investments	604,880	250,346
Control investments	77,880	1,277
Total interest from investments	26,377,435	39,365,152
Interest from cash and cash equivalents	2,360,397	1,671,031
Management fee income	663,632	792,323
Dividend income:
Non-control/Non-affiliate investments	127,689	162,779
Control investments	903,439	915,590
Total dividend from investments	1,031,128	1,078,369
Structuring and advisory fee income	221,600	35,000
Other income	(28,436)	61,500
Total investment income	30,625,756	43,003,375

OPERATING EXPENSES
Interest and debt financing expenses	12,372,030	13,128,941
Base management fees	4,374,324	4,766,445
Incentive management fees expense (benefit)	2,271,173	4,550,270
Professional fees	649,899	125,886
Administrator expenses	1,283,333	1,133,333
Insurance	74,310	77,597
Directors fees and expenses	118,500	80,000
General and administrative	412,769	821,584
Income tax expense (benefit)	(11,315)	121,921
Total operating expenses	21,545,023	24,805,977
NET INVESTMENT INCOME	9,080,733	18,197,398

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	52,691	558,701
Control investments	-	(34,007,428)
Net realized gain (loss) from investments	52,691	(33,448,727)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	478,796	32,524,852
Affiliate investments	139,577	353,445
Control investments	3,109,340	(4,150,142)
Net change in unrealized appreciation (depreciation) on investments	3,727,713	28,728,155
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	423,998	(159,187)
Net realized and unrealized gain (loss) on investments	4,204,402	(4,879,759)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$13,285,135	$13,317,639

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.84	$0.97
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	15,775,387	13,726,142

Saratoga Investment Corp.
Consolidated Statements of Operations
(unaudited)

	For the six months ended
	August 31, 2025	August 31, 2024
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$49,162,112	$66,945,491
Affiliate investments	1,280,211	987,855
Control investments	2,382,216	3,244,368
Payment in kind interest income:
Non-control/Non-affiliate investments	289,313	1,717,874
Affiliate investments	1,189,629	491,450
Control investments	77,880	284,590
Total interest from investments	54,381,361	73,671,628
Interest from cash and cash equivalents	4,387,608	2,295,662
Management fee income	1,368,807	1,596,779
Dividend income:
Non-control/Non-affiliate investments	689,872	412,270
Control investments	1,339,857	2,212,640
Total dividend from investments	2,029,729	2,624,910
Structuring and advisory fee income	485,975	445,843
Other income	290,893	1,046,703
Total investment income	62,944,373	81,681,525

OPERATING EXPENSES
Interest and debt financing expenses	24,823,895	26,091,022
Base management fees	8,707,656	9,749,025
Incentive management fees expense (benefit)	4,807,686	8,135,004
Professional fees	1,349,099	1,125,196
Administrator expenses	2,533,333	2,208,333
Insurance	148,620	155,193
Directors fees and expenses	250,000	193,000
General and administrative	1,058,180	1,430,711
Income tax expense (benefit)	43,139	61,638
Total operating expenses	43,721,608	49,149,122
NET INVESTMENT INCOME	19,222,765	32,532,403

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	2,315,675	558,701
Control investments	638,355	(55,202,425)
Net realized gain (loss) from investments	2,954,030	(54,643,724)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	850,944	46,681,677
Affiliate investments	93,633	954,668
Control investments	3,727,113	(4,976,759)
Net change in unrealized appreciation (depreciation) on investments	4,671,690	42,659,586
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	368,913	(620,188)
Net realized and unrealized gain (loss) on investments	7,994,633	(12,604,326)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$27,217,398	$19,928,077

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$1.75	$1.45
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	15,560,114	13,704,759

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per Share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share, respectively. These non-GAAP measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.  Pursuant to the requirements of Item 10(e) of Regulation S-K, the following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended August 31, 2025 and 2024.

	For the Three Months Ended
	August 31, 2025	August 31, 2024

Net Investment Income	$9,080,733	$18,197,398
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income	$9,080,733	$18,197,398

Net investment income yield	9.0%	19.7%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income yield (1)	9.0%	19.7%

Net investment income per share	$0.58	$1.33
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income per share (2)	$0.58	$1.33

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Six Months Ended
	August 31, 2025	August 31, 2024

Net Investment Income	$19,222,765	$32,532,403
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income	$19,222,765	$32,532,403

Net investment income yield	9.6%	17.6%
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income yield(3)	9.6%	17.6%

Net investment income per share	$1.24	$2.37
Changes in accrued capital gains incentive fee expense/ (reversal)	-	-
Adjusted net investment income per share(4)	$1.24	$2.37

(3)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.
(4)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.